BRENMAN BROMBERG & TENENBAUM, P.C.
Attorneys at Law
Denver Financial Center
Tower One
Suite 1001
1775 Sherman Street
Denver, Colorado 80203-4314
Telephone 303-894-0234
Facsimile 303-839-1633

May 10, 2001

Board of Directors
Global Med Technologies, Inc.
12600 West Colfax
Suite A-500
Lakewood, Colorado 80215

Re:       Global Med Technologies, Inc.
             Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel to Global Med Technologies, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”). The Registration Statement relates to the registration under the Act of 800,000 additional shares of the Company’s common stock, $.01 par value (the “Common Stock”), which may be issued pursuant to the Company’s Amended and Restated 1997 Employee Stock Compensation Plan (the “Plan”).

        In rendering this opinion, we have reviewed the Registration Statement, as well as a copy of the Company’s articles of incorporation and bylaws, each as amended to date, and the Plan. We have also reviewed such documents and such statutes, rules and judicial precedents as we have deemed necessary for the opinions expressed herein.

        In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of originals of such photostatic copies.

        Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the shares of Common Stock issuable under the Plan, have been duly and validly authorized and, when awarded and issued in the manner contemplated in the Plan (by award to eligible persons as defined in the Plan) and by the Registration Statement, will be validly issued, fully paid and nonassessable.

Board of Directors
Global Med Technologies, Inc.
May 10, 2001

        The opinion set forth in this letter is limited by, subject to and based on the following:

1.	We are admitted to practice before the Bar of the State of Colorado and are not admitted to practice in any other jurisdiction.

2.	The foregoing opinion is limited in all respects to the laws of the State of Colorado and applicable federal securities laws of the United States.

        We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

        This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent and may not be relied upon by any person or entity other than the Company and its successors and assigns. This opinion is based upon our knowledge of law and facts as of this date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                                                                                                                                                          Very truly yours,

                                                                                                                                                          /s/ Brenman Bromberg & Tenenbaum, P.C.
                                                                                                                                                          Brenman Bromberg & Tenenbaum, P.C.